Exhibit 99.16

Annex A

SUPPLEMENTAL CONFIRMATION

November 6, 2006

From: Bank of America, N.A.

c/o Banc of America Securities LLC

9 West 57th Street, 40th Floor

New York, NY 10019

Attention: Legal Department

Telephone: 212-583-8373

Facsimile: 212-230-8610

To: RH Financial Corporation

800 Market Street, Suite 2900

St. Louis, MO 63101

Attention: Charles G. Huber, Jr.

Telephone: 314-877-7099

Dear Sir or Madam:

The purpose of this communication (this “Supplemental Confirmation”) is to set forth the terms and conditions of the Transaction entered into on the Trade Date specified below between you and us. This Supplemental Confirmation supplements, forms a part of, and is subject to the letter agreement dated as of October 20, 2006 (the “Confirmation”) between you and us.

1.        The definitions and provisions contained in the Equity Definitions and in the Confirmation are incorporated into this Supplemental Confirmation. In the event of any inconsistency between the Equity Definitions and provisions and this Supplemental Confirmation, this Supplemental Confirmation will govern.

2.         All provisions contained in this Agreement (as modified and as defined in the Confirmation) shall govern this Supplemental Confirmation except as expressly modified below.

3.         The parties intend that the Confirmation, as supplemented by this Supplemental Confirmation, constitutes a “Final Agreement” as described in the letter dated December 14, 1999 submitted by Robert W. Reeder and Alan L. Beller to Michael Hyatte of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated December 20, 1999.

4.         The terms of the particular Transaction to which this Supplemental Confirmation relates are as follows:

Reference Number:	NY-25078
Trade Date:	November 6, 2006
Shares:	The common stock, par value $0.01 per share, of Vail Resorts, Inc. (the “Issuer”) (Exchange symbol “MTN”), or security entitlements in respect thereof.
Initial Price:	USD 39.2099
Floor Price:	USD 35.2889

Cap Price:	USD 74.1851
Maturity Date:	November 15, 2013
Base Amount:	1,200,000
Purchase Price:	USD 29,468,592.44
Payment Date:	November 9, 2006

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Supplemental Confirmation enclosed for that purpose and returning it to us.

Yours sincerely,

BANK OF AMERICA N.A.

By:	/s/ Debra L. Marvin
Name: Debra L. Marvin
Title: Authorized Signatory

Receipt confirmed:

RH FINANCIAL CORPORATION

By:	/s/ Scott Monette
Name: Scott Monette
Title: Treasurer